Exhibit 8.3
        Opinion of RP Financial, LC. as the Value of Subscription Rights
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                        [LETTERHEAD OF RP FINANCIAL LC.]

                                                      June 6, 2003

Board of Directors
Rainier Pacific Financial Group, Inc.
Rainier Pacific Savings Bank
3700 Pacific Highway East, Suite 200
Fife, Washington  98424

Re:  Plan of Conversion
     Rainier Pacific Savings Bank

Members of the Board:

      All capitalized terms not otherwise defined in this letter have the meanings given such terms in the Plan of Conversion (the "Plan") adopted by the Board of Directors of Rainier Pacific Savings Bank ("Rainier Pacific" or the "Bank") whereby the Bank will convert from a state chartered mutual savings bank to a state chartered stock savings bank and issue all of the Bank's outstanding capital stock to Rainier Pacific Financial Group, Inc. ("RPFG"). Simultaneously, RPFG will issue shares of common stock.

      We understand that in accordance with the Plan, subscription rights to purchase shares of common stock in RPFG are to be issued to: (1) Eligible Account Holders; (2) Tax-Qualified Employee Stock Benefit Plans; (3) Supplemental Eligible Account Holders; and (4) Other Members. Based solely upon our observation that the subscription rights will be available to such parties without cost, will be legally non-transferable and of short duration, and will afford such parties the right only to purchase shares of common stock at the same price as will be paid by members of the general public in the community offering, but without undertaking any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue, we are of the belief that, as a factual matter:

      (1)   the subscription rights will have no ascertainable market value;
            and,

      (2) the price at which the subscription rights are exercisable will not be more or less than the pro forma market value of the shares upon issuance.

      Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or RPFG's value alone. Accordingly, no assurance can be given that persons who subscribe to shares of common stock in the subscription offering will thereafter be able to buy or sell such shares at the same price paid in the subscription offering.

                                        Sincerely,

                                        /s/ RP Financial, LC.

                                        RP FINANCIAL, LC.